Exhibit 10.2.1 (English Translation)

_________________________________________________________________________________________
AGREEMENT ON NEW SYNDICATED LOAN AMORTIZATION SCHEDULE FOR SYNDICATED LOAN OF
ALERIS ALUMINUM (ZHENJIANG) CO., LTD.
(English Translation)

With respect to the plan for syndicated loan amortization schedule for Aleris Aluminum (Zhenjiang) Co., Ltd. (“Aleris”), the parties hereto agree to amend the Syndicated Facility Agreement dated August 8, 2012, as follows:

Article 1        (a) On or before December 23, 2016, Aleris will deliver to the People’s Government of Zhenjiang Jingkou District all legal documents that are required to increase the registered capital of Aleris in the amount of US$58 million (such documents may be photocopies; Aleris will provide originals of documents as soon as possible thereafter), which amount shall be converted from the Company’s existing shareholder loan, (b) on or before December 22, 2016, Aleris will enter into this agreement and a separate amendment to the Syndicated Facility Agreement, and (c) on or before December 28, 2016, Aleris will execute the asset mortgage agreement with respect to approximately RMB200 million new equipment. Aleris shall use commercially reasonable efforts to register the asset mortgage with relevant governmental authorities as soon as possible after the execution of the asset mortgage contract. Before December 29, 2016, Aleris should open the guaranty account with the lender. Aleris agrees that as of December 29, 2016, Aleris will maintain no less than RMB 24 million in its current cash account, and will initiate a deposit of RMB 24 million into the guaranty account on or before January 3, 2017.

Bank of China requires Aleris to fulfill the following conditions before January 25, 2017
1. To provide the comfort letter issued by Aleris Asia Pacific Limited.
2. To deliver board resolutions approving the new asset mortgage and the new loan amortization schedule (the execution date for the board resolutions shall be on or before the execution date of the amendment to the Syndicated Facility Agreement).
Aleris agrees to fulfill all provisions of this agreement in accordance with the abovementioned schedule, and agrees to execute all agreements related thereto before January 25, 2017. The facility agent, each arranger and each lender of the syndicate hereby agrees that the loan (including the principal installment that was originally due on January 1, 2017) shall be repaid in accordance with the new amortization schedule attached hereto as Exhibit 1.

If Aleris fails to fulfill the above mentioned obligations within the timelines agreed above, the lenders may declare an event of default under the Syndicated Facility Agreement and require Aleris to repay the outstanding portion of the loan repayment that would have been due as of January 1, 2017 under the original syndicated loan repayment schedule on January 25, 2017, and reinstate the original loan repayment schedule. Notwithstanding anything to the contrary herein, Aleris shall not be held in default of this agreement if Aleris submits all documents required for asset mortgage registration but the registration is not completed before December 28, 2016 for reasons beyond the control of Aleris.

Bank of China Limited, Zhenjiang Jingkou Sub-branch:
(Chop affixed)
/s/ Zhou Zhentao

Agricultural Bank of China Limited, Zhenjiang Jingkou Sub-branch:
(Chop affixed)
/s/ Guo Ruifeng

Aleris Aluminum (Zhenjiang) Co., Ltd.:
(Chop affixed)
/s/ Gerd F. Jegodzinski

December 21, 2016

Exhibit 1
New Amortization Schedule

Amount unit: RMB10,000

No.	Due date	Adjusted amortization plan CNY repayment (or in its equivalent foreign currency)	ABC participation percentage	BOC participation percentage	BOC re-amortization amount	ABC re-amortization amount
1	2017/1/1	1197	33.70%	66.30%	793.611	403.389
2	2017/7/1	1197	33.70%	66.30%	793.611	403.389
3	2018/1/1	1795.5	33.70%	66.30%	1190.4165	605.0835
4	2018/7/1	1795.5	33.70%	66.30%	1190.4165	605.0835
5	2019/1/1	2394	33.70%	66.30%	1587.222	806.778
6	2019/7/1	2394	33.70%	66.30%	1587.222	806.778
7	2020/1/1	6000	33.70%	66.30%	3978	2022
8	2020/7/1	6000	33.70%	66.30%	3978	2022
9	2021/1/1	9000	33.70%	66.30%	5967	3033
10	2021/5/16	0	33.70%	66.30%	0	0
11	2021/7/1	9000	33.70%	66.30%	5967	3033
12	2022/1/1	12000	33.70%	66.30%	7956	4044
13	2022/7/1	12000	33.70%	66.30%	7956	4044
14	2023/1/1	12000	33.70%	66.30%	7956	4044
15	2023/7/1	12000	33.70%	66.30%	7956	4044
16	2024/5/16	25248.4638	33.70%	66.30%	16730.501	8517.9628
Total		114021.46380		66.30%	75587	38434.4638
(¨Note: the re-amortization amount is calculated based on the exchange rate at RMB6.75 for US$1. The exact repayment amount will be calculated according to the currency and exchange rate when each repayment becomes due. As of December 20th, 2016, the principal balance of the CNY loan is 933,659,999.82; the principal balance of USD loan is 30,591,245.25.)